Exhibit 99.1

Cryoport Reports Fourth Quarter and Full Year 2024 Financial Results

▪	FY 2024 revenue of $228.4 million, in-line with company guidance

▪	Commercial Cell & Gene Therapy revenue rose to $26 million in FY 2024, up 20% year-over-year

▪	Supporting a record total of 701 global clinical trials as of December 31, 2024

NASHVILLE, Tennessee, March 4, 2025, - Cryoport, Inc. (NASDAQ: CYRX) (Cryoport), a global leader in supply chain solutions for the life sciences industry, today announced financial results for the fourth quarter (Q4) and year ended (FY) December 31, 2024.

Jerrell Shelton, CEO of Cryoport, commented, “Cryoport ended 2024 with solid results across the company including total full year revenue of $228.4 million, which was in-line with our expectations. We continued to see considerable revenue growth from our support of commercial Cell & Gene therapies where revenue rose 37% for the fourth quarter and 20% for the full year compared to the prior year periods.

“Our Life Sciences Services business continued its expansion, partially attributed to the double-digit year-over-year growth in BioStorage/BioServices revenue for both the fourth quarter and full year periods. In the fourth quarter our Life Sciences Products business began to show signs of market demand stability and continued to provide positive free cash flow.

“As previously reported, during 2024, we implemented cost reduction and capital realignment strategies, making significant progress in improving our cost structure. Notably, our gross margin improved to 45.8% in Q4 2024, up from 40.6% in the same period last year. We remain confident that our actions will lead us to a return to positive adjusted EBITDA during 2025 as we further implement our pathway to profitability.

“We believe that as we enter 2025, we are prepared to capitalize on the anticipated growth in the Cell & Gene Therapy market. We intend to grow our leading market position and open additional revenue streams that have been under development through new services and product introductions. We will supplement this through potential strategic collaborations and partnerships. We are excited about our prospects for this year, and we believe we have all the necessary tools in place to execute on our growth plans and to reach our long-term objective of sustainable profitability,” concluded Mr. Shelton.

In tabular form, Q4 2024 and FY 2024 revenue compared to Q4 2023 and FY 2023, respectively, was as follows:

Cryoport, Inc. and Subsidiaries
Revenue
(unaudited)
	Three Months Ended December 31,			Years Ended December 31,
(in thousands)	2024	2023	% Change	2024	2023	% Change
Life Sciences Services	$39,556	$37,025	7%	$153,660	$144,087	6.6%
BioLogistics Solutions	35,559	33,405	6%	138,635	130,498	6%
BioStorage/BioServices	3,997	3,620	10%	15,025	13,589	11%
Life Sciences Products	$19,976	$20,235	-1%	$74,725	$89,168	-16.2%
Total Revenue	$59,532	$57,260	4%	$228,385	$233,255	-2%

BioStorage/BioServices revenue continues to grow double digits year-over-year, increasing 11% in FY 2024 as we continue to introduce our expanded capabilities to existing customers, as well as add new customers into our global network, and as more allogeneic clinical and commercial therapies progress in the number of patients treated.

Revenue from the support of commercially approved Cell & Gene therapies grew to $25.9 million, up 20% year-over-year, for FY 2024 and increased to $7.9 million, up 37% year-over-year, for Q4 2024. During FY 2024, five (5) new therapies were approved including Mesoblast’s Ryoncil® for the treatment of graft versus host disease, Adaptimmune’s Tecelra® for the treatment of adults with unresectable or metastatic synovial sarcoma, ImmunityBio's Anktiva® for BCG-unresponsive non-muscle invasive bladder cancer, Iovance Biotherapeutics’ Amtagvi™ therapy for advanced melanoma, and Immuneel’s Qartemi® for the treatment of non-Hodgkin Lymphoma. Qartemi® is the first cell therapy developed and approved in India and is supported by CRYOPDP’s logistics network of 14 facilities inside the country. Our total commercial therapy count was nineteen (19) as of December 31, 2024.

As of December 31, 2024, Cryoport supported a total of 701 global clinical trials, a net increase of 26 clinical trials over December 31, 2023, with 81 trials in Phase 3. The number of trials by phase and region are as follows:

Cryoport Supported Clinical Trials by Phase				Cryoport Supported Clinical Trials by Region
Clinical Trials	December 31,			Clinical Trials	December 31,
	2022	2023	2024		2022	2023	2024
Phase 1	275	282	299	Americas	502	519	537
Phase 2	300	311	321	EMEA	110	112	116
Phase 3	79	82	81	APAC	42	44	48
Total	654	675	701	Total	654	675	701

A total of eleven (11) Cryoport supported Biologic License Applications (BLA)/Marketing Authorization Applications (MAA) were filed in 2024, of which three (3) were filed during the fourth quarter. Following the end of the year, three (3) filings occurred in January 2025. For 2025, we anticipate up to an additional twenty-three (23) application filings, five (5) new therapy approvals and an additional five (5) approvals for label/geographic expansions or moves to earlier lines of treatment.

Financial Highlights

Revenue

•	Total revenue for Q4 2024 was $59.5 million compared to $57.3 million for Q4 2023, a year-over-year increase of 4.0% or $2.3 million.

o	Life Sciences Services revenue for Q4 2024 was $39.6 million compared to $37.0 million for Q4 2023, up 6.8% year-over-year, including BioStorage/BioServices revenue of $4.0 million, up 10.4% year-over-year.

o	Life Sciences Products revenue for Q4 2024 was $20.0 million compared to $20.2 million for Q4 2023, down 1.3% year-over-year.

•	Total revenue for FY 2024 was $228.4 million, compared to $233.3 million for FY 2023, a year-over-year decrease of 2.1%.

o	Life Sciences Services revenue for FY 2024 was $153.7 million compared to $144.1 million for FY 2023, up 6.6% year-over-year, including BioStorage/BioServices revenue of $15.0 million, up 10.6% year-over-year.

o	Life Sciences Products revenue for FY 2024 was $74.7 million compared to $89.2 million for FY 2023, down 16.2%.

Gross Margin

•	Total gross margin was 45.8% for Q4 2024 compared to 40.6% for Q4 2023.

o	Gross margin for Life Sciences Services was 46.2% for Q4 2024 compared to 40.8% for Q4 2023.

o	Gross margin for Life Sciences Products was 45.1% for Q4 2024 compared to 40.4% for Q4 2023.

•	Total gross margin was 43.6% for FY 2024 compared to 42.6% for FY 2023.

o	Gross margin for Life Sciences Services was 44.5% for FY 2024 compared to 43.2% for FY 2023.

o	Gross margin for Life Sciences Products was 41.7% for FY 2024 compared to 41.6% for FY 2023.

Operating Costs and Expenses

•	Operating costs and expenses decreased to $41.2 million for Q4 2024 compared to operating costs and expenses of $93.1 million for Q4 2023, which includes a non-cash impairment charge to goodwill of $49.6 million related to the MVE Biological Solutions business unit. Operating costs and expenses increased to $230.5 million for FY 2024 (which includes a non-cash impairment charge of $63.8 million), compared to $214.5 million for FY 2023 (which includes a non-cash impairment charge of $49.6 million).

Net Loss

•	Net loss for Q4 2024 and FY 2024 was $18.7 million and $114.8 million, respectively, compared to a net loss of $62.4 million and $99.6 million for the same periods in 2023, respectively.

•	Net loss attributable to common stockholders was $20.7 million, or $0.42 per share, and $122.8 million, or $2.49 per share, for Q4 2024 and FY 2024, respectively. This compares to a net loss attributable to common stockholders of $64.4 million, or $1.31 per share, and $107.6 million, or $2.21 per share, for Q4 2023 and FY 2023, respectively.

Adjusted EBITDA

•	Adjusted EBITDA was a negative $1.3 million for Q4 2024, compared to a negative $6.6 million for Q4 2023. Adjusted EBITDA for FY 2024 was a negative $15.1 million, compared to a negative $8.3 million for FY 2023.

Cash, Cash equivalents, and Short-Term Investments

•	Cryoport held $261.7 million in cash, cash equivalents, and short-term investments as of December 31, 2024.

Convertible Debt repurchases

•	During FY 2024, the Company repurchased $185.0 million in aggregate principal amount of its Convertible Senior Notes due in 2026 for an aggregate repurchase price of $163.2 million. The Company has approximately $73.9 million in total of repurchase authorization available under its repurchase programs as of December 31, 2024.

Note: All reconciliations of GAAP to adjusted (non-GAAP) figures above are detailed in the reconciliation tables included later in the press release.

Outlook

The Company is providing full year 2025 revenue guidance in the range of $240 - $250 million. The Company's 2025 guidance is dependent on its current business and expectations, which may be further impacted by, among other things, factors that are outside of our control, such as national economic factors, the global macroeconomic and geopolitical environment, supply chain constraints, inflationary pressures, and/or the effects of foreign currency fluctuations, as well as the other factors described in the Company's filings with the Securities and Exchange Commission ("SEC"), including in the "Risk Factors" section of its most recently filed periodic reports on Form 10-K and Form 10-Q, as well as in its subsequent filings with the SEC.

Additional Information

Further information on Cryoport's financial results is included in the attached condensed consolidated balance sheets and statements of operations, and additional explanations of Cryoport's financial performance are provided in the Company's Annual Report on Form 10-K for the year ended December 31, 2024, which is expected to be filed with the SEC on March 7, 2025. Additionally, the full report will be available in the SEC Filings section of the Investor Relations section of Cryoport’s website at www.cryoportinc.com.

Earnings Conference Call Information

IMPORTANT INFORMATION: In addition to the earnings release, a document titled “Cryoport Fourth Quarter and Full Year 2024 in Review”, providing a review of Cryoport's financial and operational performance and a general business update, will be issued at 4:05 p.m. ET on Tuesday, March 4, 2025. The document is designed to be read in advance of the questions and answers conference call and will be accessible at https://ir.cryoportinc.com/news-events/ir-calendar.

Cryoport management will host a conference call at 5:00 p.m. ET on March 4, 2025. The conference call will be in the format of a questions and answers session and will address any queries investors have regarding the Company’s reported results. A slide deck will accompany the call.

Conference Call Information

Date:	Tuesday, March 4, 2025
Time:	5:00 p.m. ET
Dial-in numbers:	1-800-717-1738 (U.S.), 1-646-307-1865 (International)
Confirmation code:	Request the “Cryoport Call” or Conference ID: 1116296
Live webcast:	‘Investor Relations’ section at www.cryoportinc.com or click here.

Please allow 10 minutes prior to the call to visit this site to download and install any necessary audio software.

The questions and answers call will be recorded and available approximately three hours after completion of the live event in the Investor Relations section of the Company's website at www.cryoportinc.com for a limited time. To access the replay of the questions and answers click here. A dial-in replay of the call will also be available to those interested, until March 11, 2025. To access the replay, dial 1-844-512-2921 (United States) or 1-412-317-6671 (International) and enter replay entry code: 1116296#.

About Cryoport, Inc.

Cryoport, Inc. (Nasdaq: CYRX), is a global leader in supply chain solutions for the Life Sciences with an emphasis on cell & gene therapies. Cryoport enables manufacturers, contract manufacturers (CDMOs), contract research organizations (CROs), developers, and researchers to carry out their respective business with products and services that are designed to derisk services and provide certainty. We provide a broad array of supply chain solutions for the life sciences industry. Through our platform of critical products and solutions including advanced temperature-controlled packaging, informatics, specialized bio-logistics services, bio-storage, bio-services, and cryogenic systems, we are "Enabling the Future of Medicine™" worldwide, through our innovative systems, compliant procedures, and agile approach to superior supply chain management.

Our corporate headquarters, located in Nashville, Tennessee, is complemented by over 50 global locations in 17 countries, with key sites in the United States, United Kingdom, France, the Netherlands, Belgium, Portugal, Germany, Japan, Australia, India, and China.

For more information, visit www.cryoportinc.com or follow via LinkedIn at https://www.linkedin.com/company/cryoportinc or @cryoport on X, formerly known as Twitter at www.x.com/cryoport for live updates.

Forward-Looking Statements

Statements in this press release which are not purely historical, including statements regarding Cryoport's intentions, hopes, beliefs, expectations, representations, projections, plans, or predictions of the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, those related to Cryoport's industry, business, long-term growth prospects, plans, strategies, acquisitions, future financial results and financial condition, such as Cryoport's outlook and guidance for full year 2025 revenue and the related assumptions and factors expected to drive revenue, projected growth trends in the markets in which Cryoport operates, and Cryoport's plans and expectations regarding the launch of new products and services, such as the expected timing and benefits of such products and services launches. It is important to note that Cryoport's actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, risks and uncertainties associated with the effect of changing economic and geopolitical conditions, supply chain constraints, inflationary pressures, the effects of foreign currency fluctuations, trends in the products markets, variations in Cryoport's cash flow, market acceptance risks, and technical development risks. Cryoport's business could be affected by other factors discussed in Cryoport's SEC reports, including in the "Risk Factors" section of its most recently filed periodic reports on Form 10-K and Form 10-Q, as well as in its subsequent filings with the SEC. The forward-looking statements contained in this press release speak only as of the date hereof and Cryoport cautions investors not to place undue reliance on these forward-looking statements. Except as required by law, Cryoport disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.

Cryoport Investor Contacts:

Todd Fromer / Scott Eckstein

KCSA Strategic Communications

cryoport@kcsa.com

Cryoport, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
	Three Months Ended December 31, (unaudited)		Years Ended December 31,
(in thousands, except share and per share data)	2024	2023	2024	2023
Revenue
Life Sciences Services revenue	$39,556	$37,025	$153,660	$144,087
Life Sciences Products revenue	19,976	20,235	74,725	89,168
Total revenue	59,532	57,260	228,385	233,255
Cost of revenue:
Cost of services revenue	21,279	21,933	85,206	81,820
Cost of products revenue	10,972	12,066	43,548	52,103
Total cost of revenue	32,251	33,999	128,754	133,923
Gross margin	27,281	23,261	99,631	99,332
Operating costs and expenses:
Selling, general and administrative	37,057	38,814	148,978	146,880
Engineering and development	4,155	4,749	17,710	18,040
Impairment loss	-	49,569	63,809	49,569
Total operating costs and expenses:	41,212	93,132	230,497	214,489
Loss from operations	(13,931)	(69,871)	(130,866)	(115,157)
Other income (expense):
Investment income	1,427	2,615	9,895	10,577
Interest expense	(636)	(1,306)	(4,108)	(5,503)
Gain on extinguishment of debt, net	-	-	18,505	5,679
Other income (expense), net	(5,508)	4,814	(6,906)	5,056
Income (loss) before provision for income taxes	(18,648)	(63,748)	(113,480)	(99,348)
Provision for income taxes	(29)	1,359	(1,276)	(239)
Net income (loss)	$(18,677)	$(62,389)	$(114,756)	$(99,587)
Paid-in-kind dividend on Series C convertible preferred stock	(2,000)	(2,000)	(8,000)	(8,000)
Net loss attributable to common stockholders	$(20,677)	$(64,389)	$(122,756)	$(107,587)
Net loss per share attributable to common stockholders - basic and diluted	$(0.42)	$(1.31)	$(2.49)	$(2.21)
Weighted average common shares outstanding - basic and diluted	49,616,806	48,965,068	49,349,624	48,737,377

Cryoport, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
	December 31,
(in thousands)	2024	2023
Current assets
Cash and cash equivalents	$45,289	$46,346
Short-term investments	216,460	410,409
Accounts receivable, net	45,778	42,074
Inventories	22,470	26,206
Prepaid expenses and other current assets	11,574	10,077
Total current assets	341,571	535,112
Property and equipment, net	88,839	84,858
Operating lease right-of-use assets	47,188	32,653
Intangible assets, net	170,464	194,382
Goodwill	51,660	108,403
Deposits	2,902	1,680
Deferred tax assets	868	656
Total assets	$703,492	$957,744

Current liabilities
Accounts payable and other accrued expenses	$27,208	$26,995
Accrued compensation and related expenses	13,093	11,409
Deferred revenue	1,106	1,308
Current portion of operating lease liabilities	5,419	5,371
Current portion of finance lease liabilities	488	286
Current portion of convertible senior notes, net	14,298	-
Current portion of notes payable	143	149
Current portion of contingent consideration	2,808	92
Total current liabilities	64,563	45,610
Convertible senior notes, net	183,919	378,553
Notes payable, net	1,114	1,335
Operating lease liabilities, net	44,077	29,355
Finance lease liabilities, net	1,245	954
Deferred tax liabilities	2,531	2,816
Other long-term liabilities	394	601
Contingent consideration, net	3,751	9,497
Total liabilities	301,594	468,721
Total stockholders' equity	401,898	489,023
Total liabilities and stockholders' equity	$703,492	$957,744

Note Regarding Use of Non-GAAP Financial Measures

To supplement our financial statements, which are presented on the basis of U.S. generally accepted accounting principles (GAAP), the following non-GAAP measures of financial performance as defined in Regulation G of the Securities Exchange Act of 1934 are included in this release: revenue at constant currency, revenue growth rate at constant currency, and adjusted EBITDA. Non-GAAP financial measures are not calculated in accordance with GAAP, are not based on any comprehensive set of accounting rules or principles and may be different from non-GAAP financial measures presented by other companies. Non-GAAP financial measures, including revenue at constant currency, revenue growth rate at constant currency and adjusted EBITDA, should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

We believe that revenue growth is a key indicator of how Cryoport is progressing from period to period, and we believe that the non-GAAP financial measures, revenue at constant currency and revenue growth rate at constant currency, are useful to investors in analyzing the underlying trends in revenue. Under GAAP, revenue received in local (non-U.S. dollar) currency is translated into U.S. dollars at the average exchange rate for the period presented. As a result, fluctuations in foreign currency exchange rates affect the results of our operations and the value of our foreign assets and liabilities, which in turn may adversely affect results of operations and cash flows and the comparability of period-to-period results of operations. When we use the term “constant currency,” it means that we have translated local currency revenue for the current reporting period into U.S. dollars using the same average foreign currency exchange rates for the conversion of revenue into U.S. dollars that we used to translate local currency revenue for the comparable reporting period of the prior year. Revenue growth rate at constant currency refers to the measure of comparing the current reporting period revenue at constant currency with the reported GAAP revenue for the comparable reporting period of the prior year.

However, we also believe that data on constant currency period-over-period changes have limitations, particularly as the currency effects that are eliminated could constitute a significant element of our revenue and could significantly impact our performance. We therefore limit our use of constant currency period-over-period changes to a measure for the impact of currency fluctuations on the translation of local currency revenue into U.S. dollars. We do not evaluate our results and performance without considering both period-over-period changes in non-GAAP constant currency revenue on the one hand and changes in revenue prepared in accordance with GAAP on the other. We caution the readers of this press release to follow a similar approach by considering revenue on constant currency period-over-period changes only in addition to, and not as a substitute for, or superior to, changes in revenue prepared in accordance with GAAP.

Adjusted EBITDA is defined as net loss adjusted for net interest expense, income taxes, depreciation and amortization expense, stock-based compensation expense, acquisition and integration costs, cost reduction initiatives, investment income, unrealized (gain)/loss on investments, foreign currency (gain)/loss, gain on insurance claim, net gain on extinguishment of debt, impairment loss, changes in fair value of contingent consideration and charges or gains resulting from non-recurring events, as applicable.

Management believes that adjusted EBITDA provides a useful measure of Cryoport's operating results, a meaningful comparison with historical results and with the results of other companies, and insight into Cryoport's ongoing operating performance. Further, management and the Company’s board of directors utilize adjusted EBITDA to gain a better understanding of Cryoport's comparative operating performance from period to period and as a basis for planning and forecasting future periods. Adjusted EBITDA is also a significant performance measure used by Cryoport in connection with its incentive compensation programs. Management believes adjusted EBITDA, when read in conjunction with Cryoport's GAAP financials, is useful to investors because it provides a basis for meaningful period-to-period comparisons of Cryoport's ongoing operating results, including results of operations, against investor and analyst financial models, helps identify trends in Cryoport's underlying business and in performing related trend analyses, and it provides a better understanding of how management plans and measures Cryoport's underlying business.

Cryoport, Inc. and Subsidiaries
Reconciliation of GAAP net income (loss) to adjusted EBITDA
(unaudited)
	Three Months Ended December 31,		Years Ended December 31,
(in thousands)	2024	2023	2024	2023
GAAP net income (loss)	$(18,677)	$(62,389)	$(114,756)	$(99,587)
Non-GAAP adjustments to net income (loss):
Depreciation and amortization expense	7,894	7,449	30,757	27,487
Acquisition and integration costs	3	641	899	6,945
Cost reduction initiatives	768	—	1,884	—
Investment income	(1,427)	(2,615)	(9,895)	(10,577)
Unrealized (gain)/loss on investments	2,445	(3,542)	5,038	(1,242)
Gain on insurance claim	—	—	—	(2,642)
Foreign currency (gain)/loss	3,172	(1,078)	2,410	(964)
Interest expense, net	636	1,306	4,108	5,503
Stock-based compensation expense	4,413	5,848	19,704	22,808
Gain on extinguishment of debt, net	—	—	(18,505)	(5,679)
Impairment loss	—	49,569	63,809	49,569
Change in fair value of contingent consideration	(518)	(665)	(1,847)	(601)
Other non-recurring costs	—	187	—	437
Income taxes	29	(1,359)	1,276	239
Adjusted EBITDA	$(1,262)	$(6,648)	$(15,118)	$(8,304)

Cryoport, Inc. and Subsidiaries
Total revenue by type for the three months ended December 31, 2024
(unaudited)

(in thousands)	Life Sciences Services	Life Sciences Products	Total
As Reported	$39,556	$19,976	$59,532
Non US-GAAP Constant Currency	39,659	20,033	59,692
FX Impact [$]	(103)	(57)	(160)
FX Impact [%]	(0.3%)	(0.3%)	(0.3%)

Cryoport, Inc. and Subsidiaries
Total revenue by type for the year ended December 31, 2024
(unaudited)
(in thousands)	Life Sciences Services	Life Sciences Products	Total
As Reported	$153,660	$74,725	$228,385
Non US-GAAP Constant Currency	153,879	74,807	228,685
FX Impact [$]	(219)	(82)	(300)
FX Impact [%]	(0.1%)	(0.1%)	(0.1%)